Exhibit 10.13

SILICA SAND LEASE AND MINING AGREEMENT

THE STATE OF TEXAS	§

§

COUNTY OF HOOD	§

This Silica Sand Lease and Mining Agreement (the “Lease”) is entered into effective the 27th day of August, 2015, by and between Lonestar Prop 50, LLC, a Texas limited liability company, lessor, (“Lessor”) and Lonestar Prospects, Ltd., a Texas limited partnership doing business as Vista Sand, by and through its general partner, Lonestar Prospects Management, L.L.C, a Texas limited liability company (“Lessee”) (Lessor and Lessee collectively are referred to hereinafter as the “Parties”).

In consideration of the covenants and agreements to be kept and performed by the Parties under this Lease, and of the mutual benefits to the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1) GRANT: Lessor hereby demises, leases and lets exclusively unto Lessee and its permitted assigns all the property described in the Exhibit “A” attached hereto and made a part hereof, herein the “Leased Premises,” for the purposes hereinafter set forth. Lessee agrees to use the Leased Premises for the sole purposes of exploring for, producing, developing, mining, extracting, storing and removing marketable Silica Sand (“Frac Sand”) and other substances associated therewith or necessarily extracted in conjunction with Frac Sand, (“Material”) along with the right of ingress and egress from, over and across the Leased Premises. In the event that Lessee should discover through its mining operations for Frac Sand other substances (“Other Substances”) on the Leased Premises of commercial value, Lessee and Lessor shall mutually agree as to its production and any royalty compensation due Lessor. If the Parties are unable to agree on production and royalty compensation for Other Substances, said Other Substances shall remain in the Leased Premises and the property of Lessor. Nothing contained herein shall compel Lessor or Lessee to agree on production or compensation for Other Substances. The mining or production of such Other Substances shall not interfere with Lessee’s rights to mine or process Material pursuant to this Lease. Subject to the obligation to pay surface damages as herein provided, Lessee shall have the right to occupy, within the limits of this Lease, so much of the surface as may be reasonably necessary for the development of the Material and to carry out the purposes of this Lease, and shall have the right to build roads and erect machinery and other improvements and make such other use of the Leased Premises as may be reasonably necessary. Lessee shall also have the right to stockpile materials mined from the Leased Premises on the Leased Premises as may be reasonably necessary in Lessee’s sole judgment. For erosion control purposes, the easement rights granted and conveyed herein to Lessee shall also include the right at any time to construct, maintain, repair or replace concrete, rock rip rap or other improvements to protect the mining area adjacent to any creeks, gullies, or other natural or man made water drainage courses located adjacent to or within the mined area and rights-of-way.

Lessee agrees that Lessee may not conduct operations for milling, refining, finishing and/or processing Material (“Processing Operations”) at the Leased Premises and that such Processing Operations for Material mined at the Leased Premises shall occur at a location off of the Leased Premises; provided, however, that Lessee may install temporary improvements on the Leased Premises to process and transport Material to its main processing facility.

2) TERM:

(a) Inspection Period. Lessee shall have until Monday, October 12, 2015, (the “Inspection Period”) to approve or disapprove the suitability of the Leased Premises in Lessee’s sole discretion and may terminate the Lease for any reason on or before the last day of the Inspection Period. During the Inspection Period, Lessee shall have the rights and responsibilities enumerated below.

(i) Title. Lessee shall have the right to review and approve a current preliminary Title Report and all exceptions thereto, which Report and copies of all underlying documents have been or shall be delivered by Lessor.

(ii) Physical Inspection. Lessee shall have the right to conduct such soil tests, core samples, engineering studies and such feasibility and other studies regarding the suitability of the Lease Premises for silica sand mining and the presence of silica sand as it considers prudent. Lessee shall have the right to enter onto the Leased Premises for the purpose of conducting such tests, studies, and inspections. In the event that Lessee terminates the Lease during the Inspection Period, any and all information obtained by Lessee from this Physical Inspection shall be provided to Lessor, with Lessee retaining none of such information (hard copies or electronic copies); provided, however, that Lessee may retain any information and materials necessary for regulatory reporting and any information that was archived as part of an automated computer backup process. Lessee may not use any of such retained information for any purpose or disclose it to any third party except as required by law. Lessor shall keep all of such information strictly confidential.

(iii) Environmental Audit. Lessee shall have the right to conduct an environmental audit and such environmental studies and investigations regarding the environmental condition of the Leased Premises as Lessee determines is prudent.

(iv) Governmental Regulation. Lessee shall have the sole responsibility and obligation to obtain all required zoning, land use and other governmental regulations, laws, permits and approvals that apply to Lessee’s intended use of the Lease Premises as a silica sand mine. In the event that any approval, permit or other government permission is not obtained prior to the time Mining Operations must be commenced under either this Lease or the Goodlett Royalty Agreement, then provided that Lessee has pursued such in good faith, there shall be no default under this Lease and the time for obtaining such approvals, permits and government permissions shall be extended provided that Lessee pays the Minimum Royalty (as defined in Section 3)(c)(i)(A)(1) below).

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(v) Documents. Lessee shall have the right to review and approve all agreements, contracts, plans, studies and reports in Lessor’s actual possession that bind the Leased Premises Property or that will affect the use of the Leased Premises Property or silica sand production from the Leased Premises. If not already delivered to Lessee prior to execution of this Lease, then upon execution of the Lease, Lessor shall deliver to Lessee all such documents, if any, in Lessor’s possession. Lessee shall keep all such documents confidential and shall not disclose any of such documents to any third parties except as may be required by law.

(vi) Right to Extend Inspection Period. At any time before the date of the Inspection Period would otherwise expire, Lessee shall have the right to extend the Inspection Period for thirty (30) days by providing written notice to Lessor of Lessee’s exercise of such option and payment of an option fee of $25,000.00 (“Option Money”). The Option Money shall be non-refundable, except in the event of a Lessor default during the extended Inspection Period). The Option Money shall be due within two (2) business days following written notice of Lessee’s exercise of such option.

(vii) Right to Terminate Lease. If Lessee is not satisfied as to any of the above items or any other item related to the Leased Premises or if Lessee determines in its sole discretion that the Leased Premises is unacceptable for Lessee’s purposes on or before the expiration of the Inspection Period, then Lessee may terminate the Lease by providing written notice of the same to Lessee on or before the date the Inspection Period expires. In the event of such termination, Lessor shall refund the Earnest Money (as defined below) to Lessee.

(viii) No Obligations if Lease Terminated by End of Inspection Period. Notwithstanding anything elsewhere in the Lease to the contrary, if Lessee terminates the Lease on or before the date the Inspection Period ends, the Lease and the obligations of the Parties under the Lease end as of the date notice of the termination is provided.

(b) Principal Term following Inspection Period. Subject to the other provisions in this Lease, this Lease shall be for a primary term commencing as of the date of the Lease and continuing as long as Material shall be produced from the Leased Premises, mining operations are being actively conducted on the Leased Premises, or the Lease is otherwise maintained in force and effect according to the terms contained herein; provided, however, the primary term shall not continue past August 27, 2040, and further provided, Lessee may at any time terminate this Lease by written notice to Lessor (the “Primary Term”). For purposes of determining whether Material is being produced, mining operations are being conducted or Processing Operations are being conducted on the Leased Premises, interruptions in any of the foregoing for purposes of repairs, upgrades, expansions, or replacements of equipment, interruptions because of Force Majeure (defined below), interruptions caused by an act or neglect of the Lessor, and interruptions that are no longer than 270 consecutive days shall not be considered.

3) FEES AND ROYALTY:

(a) Assumption of Royalty Agreement. Until the Lease termination date set forth in Section 2(b) or the date on which Lessor otherwise terminates this Lease, Lessee assumes all obligations of Lessor under that certain Royalty Agreement between Lessor and John Goodlett dated February 25, 2015, as amended by the Amendment of Royalty Agreement dated August 27, 2015, true and correct copies of which are attached to this Lease as Exhibit “B” and incorporated herein by reference (hereinafter the “Goodlett Royalty Agreement”); provided, however, that Lessee shall not terminate this Lease as set forth in (2)(b) above so long as sand can be mined under the Goodlett Royalty Agreement at a commercially reasonable cost to the point of sale.

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(b) Lease Payments.

(i) Lease Earnest Money. Upon execution of this Lease, Lessee shall deliver the sum of $75,000.00 by cashier’s or certified check (the “Earnest Money”) to Lessor’s attorney for deposit into the attorney’s client trust account, and shall be held in such account until October 13, 2015, unless refunded to Lessee pursuant to the terms of this Lease. The Earnest Money shall be refunded to Lessee if Lessee terminates the Lease before expiration of the Inspection Period. If Lessee does not terminate the Lease, the Earnest Money shall be applied to the Lease Payments (defined below). In all events, said Earnest Money shall be refundable in the event of a Lessor default during the Inspection Period or any other reason provided in the Lease (including the failure of any of Lessor’s Conditions).

(ii) Lease Payments. Upon expiration of the Inspection Period, unless Lessee terminates the Lease prior to expiration of the Inspection Period, Lessee shall immediately pay Lessor the sum of $1,000,000.00, less the Earnest Money retained by Lessor. Thereafter, Lessee shall pay Lessor the sum of $5,500,000.00 on or before the earlier of the commencement of Mining Operations (which shall begin within six (6) months of the date of this Lease) or August 25, 2016. “Mining Operations” as used herein is defined as the slurry, trucking or conveyance of Material from the Leased Premises to Lessee’s processing facility and the same definition shall apply to the phrases “mining and extraction of sand” and “sand mining and extraction operations” as those terms are used in Article II.D of the Goodlett Royalty Agreement.

(c) Royalty for Mining Materials from the Leased Premises. After expiration of the Inspection Period, Lessee shall pay to Lessor, monthly as set forth below, the Royalty (defined below).

(i) Certain Definitions. As used herein:

(A) the term “Royalty” means:

(1) prior to the commencement of Mining Operations, at any time that a monthly payment is due under Article II.D of the Goodlett Royalty Agreement, Lessee shall pay the monthly payment in the amount of $20,000.00 required by Article II.D of the Goodlett Royalty Agreement to John Goodlett and an additional amount of $15,000.00 shall be paid to Lessor (together the “Minimum Royalty”);

(2) following the commencement of Mining Operations, a sum of money equal to the greater of 7.75% of the gross revenue from sales of Material from the Leased Premises or $2.25 per ton of Material sold with minimum of 300,000 tons per year with sales of Material to commence within thirty (30) days of the commencement of Mining Operations, less any royalties and other amounts paid to John Goodlett by Lessee under the Goodlett Royalty Agreement;

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(B) “John Goodlett” means John Goodlett, an individual, or his successors and assigns, as a party to the Goodlett Royalty Agreement.

(C) All Minimum Royalty paid to John Goodlett pursuant to this Lease is subject to recoupment as described in Article II.D.

(d) Measurement of the Material for the Royalty. Measurement of tons of Material extracted and sold and the revenues from sales of the Material shall be made by Lessee’s duly qualified agents or employees. For purposes of this Lease, a ton is 2,000 pounds. Upon not less than 72 hours prior notice, John Goodlett or Lessor, or their respective agents, may come onto the Leased Premises at any time during normal business hours for the purposes of inspecting Lessee’s sale, loading, shipping, use and customer payments. All measurements and pricing of Material for the purpose of calculating any royalty shall be made at the point at which the Material leaves Lessee’s main processing facility and shall be based on the price at which Material is sold FOB Lessee’s main processing facility. Lessee will use reasonable efforts to avoid commingling of Material, but in the event that Material extracted from the Leased Premises is commingled with Material mined and removed from lands other than the Leased Premises, Lessee shall keep an accurate record of the tons of Material extracted from the Leased Premises contained in each shipment.

(e) Arms Length Transaction. If Material (i) is extracted from the Leased Premises and processed by Lessee, including its affiliates, successors and assigns, (ii) leaves the Leased Premises, and (iii) is used by Lessee, including its affiliates, successors and assigns, without any payment for such Material, then it shall be deemed for purposes of this Lease that such Material was sold and a Royalty equal to the sum of $2.25 for each ton of Material so used shall be paid pursuant to the terms of this Lease, less any royalties and other amounts paid to John Goodlett for such Material used.

(f) Priority in Operations. Lessor is aware that Lessee is engaged in the mining and extraction of Materials on land that may be adjacent to or within one (1) mile of the Leased Premises. Therefore, the provisions and prohibitions of Article II.E of the Goodlett Royalty Agreement shall not apply to Lessee.

(g) Records. Lessee shall keep an accurate record of all Material mined, removed, shipped and sold from the Leased Premises. Lessee shall maintain a record of all trucks transporting Material extracted from the Leased Premises, which record shall show information such as the date, truck number or other identification, trucking company, number of loads hauled on the date, and size of each load. The described records shall be maintained by Lessee for a minimum period of two (2) years from the date on which the Material is mined, removed, shipped or sold from the Leased Premises. Lessor shall have the right to audit, exercisable not more than once during any 12-month period, the accounts and records of Lessee, its affiliates, successors and assigns, relating to the calculation of the Royalty payable hereunder and Lessee’s shipments of Material mined from the Leased Premises with respect to the mining operations conducted on the Leased Premises during the previous 24-month period from the date of the requested audit. Such right shall be exercised by giving Lessee not less than five (5) business days’ prior notice and such audit shall be conducted only during normal business hours. If the audit reveals an underpayment of Royalty due hereunder, Lessee shall be responsible, and promptly reimburse Lessor in respect of all expenditures by Lessor for all of the costs of the audit if the amount of the under payment of Royalty exceeds $15,000.

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(h) Other Provisions Concerning Royalties. (i) All royalties payable hereunder shall be due and payable not later than 30 days after the end of each month (the “Due Date”) and, after the commencement of Mining Operations, shall be based on the amount of Material sold or used by Lessee, including its affiliates, successors and assigns, without any payment for such Material, as provided for in Paragraph 3(e) above, during the preceding month. Royalty payments shall be made by Lessee’s check or electronic funds transfer tendered to Lessor at the address provided for in Paragraph 23 of this Lease or Lessor’s designated bank. Each Royalty payment shall be accompanied by an unaudited royalty report showing in reasonable detail the tonnages of sand extracted from the Leased Property during the applicable month and sold (or used, if applicable) by Lessee to which the Royalty payment pertains. Lessee will furnish Lessor with its annual audited accounting records relating to the Royalty (the “Royalty Records”), prepared by a recognized public accounting firm, promptly after Lessee has received such records, which shall in no event be later than April 30 of each calendar year. If there is any difference between (i) the aggregate amount of the Royalty that was paid during the prior year and (ii) the aggregate amount of the Royalty that should have been paid during the prior year as calculated in accordance with the Royalty Records, such difference will be reconciled on the next Due Date.

(i) Other Consideration. Lessee shall provide dozer work on the Leased Premises as directed by Lessor during the term of the Lease, but in no event shall such work require more than twelve (12) dozer hours, or at Lessee’s option, Lessee shall pay Lessor the sum of $25,000.00 or transfer one (1) used D6 dozer to Lessor and Lessee’s obligation hereunder to provide dozer work shall cease.

4) PLAN OF OPERATION: LESSEE RIGHTS: Before Lessee commences any activities associated with development of the Leased Premises which requires substantial disturbance or destruction of the Leased Premises, Lessee shall submit to Lessor for its approval, which shall not be unreasonably withheld, a plan of operation describing the initial mining area, roadways, facilities, processes and reclamation of mined area. Lessee shall not maintain a mine with an open pit in which active mining operations are taking place, exclusive of ponds, of more than fifty (50) acres covered by this Lease at any one time, or any area undergoing a combination of mining operations, stripping, reclamation and other related activities that is more than eighty (80) acres without Lessor’s consent. Lessee shall notify Lessor prior to opening any new mine on the Leased Premises. Lessee shall provide to Lessor from time to time, upon Lessor’s written request, copies of Lessee’s maps of the Leased Premises depicting Lessee’s then current operations (which may be subject to change) on the Leased Premises, and depicting the development of any mine or mines on the Leased Premises.

In addition to any other rights and privileges granted herein to Lessee during the term hereof, the Lessee shall have the following rights and benefits:

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(a) Lessee shall have the right to install, construct, operate, maintain, dismantle and remove, subject to Lessor’s rights described elsewhere in this Lease, machinery, equipment, roads, rail lines, pipelines, power liens, telephone lines, water courses, dams, ponds, pits and stockpile areas on the Leased Premises. The location(s) of any improvement shall be determined by mutual agreement of Lessor and Lessee; provided, however, Lessor hereby approves and consents to the locations and size of all such items existing as of the effective date of this Lease, notwithstanding the foregoing limitations, and provided further, however, that Lessor’s agreement at to any such future items shall not be unreasonably withheld.

(b) Lessee shall have the right to the free use of water from the Leased Premises in such quantities as the Lessee reasonably deems necessary for the conduct of its operations, so long as such use does not adversely affect Lessor’s existing wells. Lessee shall not use existing sources of potable water or water suitable for livestock or irrigation purposes for operations without notifying the Lessor at least thirty (30) days prior to such use. Lessee shall have the right, subject only to servitudes and rights of way of public record existing as of the commencement date of the Lease, to drill water wells and lay, use and maintain water lines on the Leased Premises. Any water wells and related facilities drilled and constructed by Lessee shall become the property of the Lessor upon the final termination of this Lease.

(c) Lessee shall have the right to strip, remove, and deposit (abandon) overburden, fill sand, flume sand, and other materials from the Leased Premises onto the Leased Premises, and otherwise to use and occupy the Leased Premises including the destruction of the surface by surface mining methods, all as reasonably required in connection with mining, quarrying, extracting, storing, and removing Materials from the Leased Premises.

(d) The Lessee (i) shall have the free right, without payment therefore, to transport Materials and/or other substances mined from the Leased Premises over and across the Leased Premises and (ii) may use substances mined from the Leased Premises or from locations off of the Leased Premises for the purpose of constructing roads, dams, embankments, or similar improvements and/or for backfilling purposes on the Leased Premises without any obligation to make any royalty or other payment to Lessor. All sand, gravel, caliche or any other substance brought onto the Leased Premises from other lands for any purpose shall be reasonably free from any noxious or Hazardous Substances, as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S. C. §9601, except for naturally occurring substances or substances native to or originally present upon the land itself.

(e) Lessee shall have the right to occupy within the limits of this Lease so much of the surface as may be reasonably necessary for the development of Materials, including the right of ingress and egress over and across the area embraced herein and the right to build roads and ponds, and erect buildings, machinery, and other improvements, and make such other use of the Leased Premises as may be reasonably necessary. Lessee shall also have the right to stockpile Materials produced from the Leased Premises on the Leased Premises, as may be needed or convenient in Lessee’s sole judgment.

5) DEVELOPMENT: All development shall be conducted in such a manner as to prevent the pollution of potable or fresh water and in such a manner as not to unduly damage the portion of the Leased Premises where there are no mining or sand processing operations. Lessee agrees to conduct all operations in such a manner as is consistent with good mining practices and in accordance with all applicable rules and regulations. Neither property damage fees, royalties nor other amounts paid or to be paid to Lessor hereunder shall relieve Lessee from any of the obligations herein expressed. Lessee in conducting its operations on the Leased Premises shall observe the following:

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(a) Lessee agrees to slope the sides of all surface pits, excavations and subsidence areas in a manner consistent with good mining practice typical of a .5:1 slope. Such sloping is to be a normal part of the operation.

(b) Whenever practicable, all surface pits, excavations and subsidence areas shall be fenced to reduce the hazard to persons or livestock. Lessee agrees to mine the Materials in such a manner so as to leave as much level surface as is reasonably possible and consistent with prevailing mining practices.

(c) All Waste mined by Lessee from the Leased Premises that cannot be marketed may be used for reclamation of the Leased Premises and to fill the pits, shafts and excavations on the Leased Premises and no royalty shall be due thereon.

(d) Lessee shall have the right to cut and/or remove all trees, growth, undergrowth and other obstructions that, in Lessee’s judgment, may injure, endanger, or interfere with the exercise by Lessee of the rights and privileges granted to it under this Lease, and Lessee shall not be required to reimburse Lessor for such action. Lessee shall be responsible to Lessor for any trees cut or damaged or other surface damages outside the Leased Premises if done without Lessor’s prior written consent. It shall be the responsibility of Lessee to remove from the Leased Premises all cut trees, growth, undergrowth, stumps, rocks, and other obstructions. Lessee shall give Lessor sixty (60) days written notice of its intent to clear the surface of proposed mine areas so that Lessor, at Lessor’s sole option, may remove any trees Lessor deems usable for its use. Notwithstanding the foregoing, Lessor’s clearing activities may not hinder the timely exercise of Lessee’s rights under this Lease.

(e) The Lessee expressly agrees to dispose of all tailings and other mining wastes in accordance with applicable laws and shall, within twelve (12) months after the final termination of this Lease, reclaim all of disturbed perimeter portions of any lakes created by mining such that those perimeter portions shall be left at a slope no steeper than two feet horizontal to one foot vertical.

(f) Lessee shall place gates as necessary, at Lessee’s cost, in any fence opening created by Lessee on the Leased Premises and shall replace or repair any existing fence cut, removed, or otherwise damaged by Lessee. All fences and gates shall be constructed by Lessee in accordance with then applicable recommended practice standards of the Natural Resources Conservation Services (“NRCS”) or its successor agency.

(g) Lessee shall be liable for all damage to personal property and livestock suffered by Lessor, its invitees, tenants or lessees as a result of activities by Lessee, its employees, contractors, or agents both on the Lessor’s property or adjacent owners’ property. Lessee shall be liable for injury or death, including any liability to third parties, caused from livestock exiting Lessor’s property through open gates or downed gates or fences caused by Lessee or its contractors.

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(h) Lessee shall fence off areas of active Mining Operations to allow Lessor the ability to run cattle in the adjacent areas. Fences shall be constructed using T-posts with 5 stands of barbed wire and with adequate corner bracing.

6) PERMITS: Lessor agrees to cooperate with Lessee in application for zoning and other governmental classifications, permits, approvals, licenses and rights reasonably required in connection with the lawful conduct of the Lessee’s business and operations on the Leased Premises.

7) EXPLORATION: It is understood and agreed that Lessee owes Lessor the duty of a reasonably prudent operator in the exploration and development of the Leased Premises.

8) DUTY TO MAKE MARKETABLE: It is understood and agreed that the Lessee owes the Lessor a duty to take all steps commercially reasonable and necessary to put the Materials mined from the Leased Premises into a commercially marketable condition. This may include crushing, separating, measuring, grading, concentrating, processing or other forms of preparing the Material for sale including the separation of Materials into different grades as determined by Lessee. No cost incurred in meeting these duties shall be deducted from the computation of the royalty due under this Lease except where expressly authorized in this Lease.

9) ASSAYING AND ANALYZING: It is understood and agreed that the Lessor may, with reasonable notice and probable cause, review any analysis of the produced Materials mined from the Leased Premises that is obtained by Lessee to determine its material or mineral content and quality. In the event that Lessor reviews any such information, it may not make any copies of the information or reproduce it in any manner. Lessor recognizes and agrees that such information is confidential and proprietary to Lessee and subject to the confidentiality provisions in this Agreement.

10) INSPECTION RIGHTS: Lessee grants Lessor, its agents, engineers and accountants, at all reasonable times, the right and privilege to enter the mine or mines of Lessee on the Leased Premises in order to inspect, examine, survey, or measure the same or any part thereof (including, but not limited to logs, samples, analyses and other test information obtained from the development of the Leased Premises), provided that Lessor and its agents shall not unreasonably interfere with the conduct of Lessee operations on the Leased Premises. Lessor, at its own cost and expense, shall have the right, during normal office hours, to examine the Lessee’s sales records to verify the quantities and qualities of Materials removed and sold from the Leased Premises. Any alleged errors in said royalty accounting statements shall be called to the attention of either Lessor or the Lessee by notice in writing within 365 days of delivery of each said monthly accounting statement to Lessor. Except for manifest error, the same shall be conclusive as to the amount and value of Materials mined, removed, processed, and/or sold during the period covered by said royalty accounting statement. At all times that Lessor and its agents, engineers and other persons acting on its behalf are on the Leased Premises, they shall comply with all of Lessee’s safety policies and procedures. No person shall be granted admittance to the mine or mines of Lessee without Lessee’s prior approval, which approval shall not be unreasonably withheld. No competitor, customer or potential customer of Lessee shall be granted admittance to the Leased Premises by Lessor. Lessor shall have the right to exercise the inspection rights granted herein no more than one (1) time per calendar quarter.

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11) LIEN: By acceptance of this Lease, Lessee grants Lessor, an express contractual lien on and security interest in all Materials in and extracted from the Leased Premises, all proceeds which may accrue to Lessee from the sale of Materials, whether such proceeds are held by Lessee or by a third party and all fixtures and improvements on the Leased Premises used in connection with the production of Materials in order to secure the payment of all fees, royalties or other amounts due under this Lease and to secure payment of any damages or loss that Lessor may suffer by reason of Lessee’s breach of any covenant or condition of this Lease, whether express or implied. This lien and security interest may be foreclosed with or without court proceedings in the manner provided in Title I, Chapter 9, of the Texas Business and Commerce Code. Lessee agrees that the Lessor may require Lessee to execute and record such instruments as may be reasonably necessary to acknowledge, attach or perfect this lien. Lessee hereby represents that there are no prior or superior liens arising from or relating to Lessee’s activities upon the above described property or from Lessee’s acquisition of this Lease. Upon the sale of Material to any customer of Lessee, any lien right granted herein in such Material shall be automatically extinguished in the sold Material, provided, however, that any said lien continues in the proceeds of such sale and with respect to cash on hand of Lessee.

12) LABOR AND EQUIPMENT:

(a) Notwithstanding any other provision hereof, Lessor is not a partner of Lessee with respect to this Lease or the operations of Lessee hereunder. Lessee shall be solely responsible for persons employed and all contractors or subcontractors retained by Lessee. All laborers of Lessee or its contractors or subcontractors shall be solely their employees, not employees of Lessor. Lessor shall not be liable with respect to any debts or obligations of Lessee.

(b) On entering into possession of the Leased Premises, Lessee agrees to promptly post and keep posted in a conspicuous place thereon all notices required by the United States Mine safety and Health Administration as well as a written notice that the Leased Premises are held by Lessee and that Lessor is not liable for any and all labor performed and for supplies and materials used by Lessee in or upon the premises, and that Lessor shall not be responsible for any debts or expenses incurred by Lessee in any of Lessee’s operations.

(c) Lessee shall promptly discharge any mechanic’s lien upon the Leased Premises filed by or on behalf of anyone performing services or providing goods to Lessee or any contractor or subcontractor. Provided however, Lessee may challenge any such lien in good faith by appropriate proceedings so long as Lessee does not permit foreclosure upon the Leased Premises.

13) RIGHTS RESERVED BY LESSOR:

(a) Lessor reserves the right to use the Leased Premises in any manner that will not interfere with the exercise by Lessee of its rights granted hereunder except as specifically provided herein.

(b) Lessor reserves the right to erect fences across and upon the Leased Premises, other than on any area actively being mined or being otherwise actively used by Lessee; provided that such fences will not injure or interfere with Lessee’s rights and provided that such fences shall have gates, openings, or removable sections, installed at Lessor’s expense which will permit Lessee access to all parts of the Leased Premises.

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(c) So long as the same do not interfere with Lessee’s operations, Lessee shall permit Lessor, and other parties approved or licensed by Lessor, to cross the Leased Premises with pipelines, communication lines, electric lines, roads or other types of easements, including water, sewer, oil and gas, after proper request to do so, and in strict compliance with all governmental regulations and established industry standards, but all pipelines, roads, communication and electric lines and other similar easements that are entered into after the effective date of this Lease shall be subject to and inferior to Lessee’s rights under this Lease.

(d) Lessor shall have reasonable use of all water developed by the Lessee not needed in mining or processing operations and all other water available on the Leased Premises, provided such use does not interfere with the Lessee’s operations.

(e) Lessor reserves and retains unto Lessor and Lessor’s successors and assigns all oil, gas, and other minerals (including, without limitation, all uranium, lignite and other commercial minerals, whether gaseous, liquid or hard minerals), and any interest therein owned by Lessor; provided, however, such mineral reservation does not include silica sand or any other Material set forth in this Lease to be mined by Lessee. Lessor will be permitted to extract oil, gas and other minerals from and under the Leased Premises by directional drilling and other means during the term of the Lease, so long as such activities do not damage, destroy, injure, and/or interfere with the Lessee’s use of the Leased Premises.

14) TEMPORARY CESSATION IN PRODUCTION: In the event operations for production or processing of Material from the Leased Premises shall cease from any cause (other than cessation by reason of force majeure), this Lease shall not terminate if Lessee recommences mining, production or processing operations in commercial quantities within two hundred seventy (270) days thereafter.

15) RECLAMATION: Lessee shall restore to as near as reasonably practical to its condition at commencement of activities and reseed any surface area disturbed by Lessee’s activities to establish native ground cover to prevent erosion. Lessee will not be required under any circumstances to bring in off-site fill material to restore or reclaim the property. At Lessor’s direction, Lessee may construct lakes, ponds, or other water features as part of the reclamation of the Leased Premises, using appropriate stockpiled substances (such as clay) for such construction. Such work shall begin as soon as feasible upon completion of activities within the mined area and shall be completed in a timely manner Lessor and Lessee recognize the importance of environmental protection and the necessity for proper ecological balance, and to further these objectives Lessee agrees that it will, upon termination of this Lease, leave the Leased Premises in a reasonably clean and sanitary condition free of debris and will contour the Leased Premises as may be required by applicable law. No hazardous materials or substances will be disposed of by Lessee on the Leased Premises. Lessee shall conduct all of its operations on and under the Leased Premises so as to comply in every respect with all applicable laws, rules, regulations, and requirements promulgated by all governmental authorities, which at the time shall be applicable. This paragraph shall survive the termination of this Lease.

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16) ASSIGNMENT: Lessee shall not assign or sublet its rights hereunder (except for assignment to a parent, subsidiary, or affiliate of Lessee) without the prior written consent of Lessor, and not without first obtaining and presenting to Lessor a covenant of assumption by the permitted assignee or sub-lessee, wherein such assignee or sub-lessee expressly agrees to assume and be bound by all of the terms, covenants, conditions and provisions of this Lease, to the same extent as if such assignee or sub-lessee had been named as Lessee in the original Lease. In the event of a sale of all or substantially all of the assets of Lessee, Lessor’s consent to an assignment of the Lease shall not be unreasonably withheld. No such consent by Lessor shall be deemed to waive the necessity of future consents by Lessor or to release Lessee from its accrued but unliquidated obligations hereunder notwithstanding such assignment or subletting. No such consents by Lessor shall be unreasonably withheld. This covenant shall not prohibit Lessee, without such consent, from entering into arrangements with independent contractors or subcontractors for the mining and removal of the Material or the overburden on the Leased Premises, provided that Lessee shall at all times be held responsible to Lessor for the performance by such independent contractors or subcontractors.

17) FORFEITURE/DEFAULT: If Lessee should fail or refuse to make payment of any sum due, or if Lessee or Lessee’s agent should refuse the Lessor or its authorized representative access to the records or other data pertaining to the operations under this Lease, or if Lessee or Lessee’s agent should knowingly make any false return or false report concerning this Lease, or if any of the material terms of this Lease should be breached, then this Lease and all rights hereunder shall be subject to forfeiture by Lessor. In such event, Lessor shall notify Lessee in writing of Lessor’s intent to revoke this Lease for cause, the grounds for such cause and the cure. Lessee and/or Lessee’s agent shall have the right to inspect Lessor’s evidence of material breach. Lessee shall have thirty (30) days after receipt of notice to cure any monetary breach and sixty (60) days after receipt of notice in which to correct non-monetary breach or, in either case, be subject to immediate forfeiture of the Lease and rights thereunder. Lessee agrees to pay to Lessor a late fee in the amount of five percent (5%) per annum on any unpaid amount to begin accruing as of the date due under the terms of this Lease. Nothing herein shall be constructed as waiving the automatic termination of this Lease by operation of law or by reason of any condition hereunder.

18) FORCE MAJEURE: Should the Lessee be prevented, by any cause reasonably beyond the Lessee’s control (including, without limitation, fire, cave-in, flood, windstorm, other damage from the elements, strike, riot, scarcity of or inability to obtain necessary labor, equipment or materials, unavailability of transportation, any federal or state law or any order, rule or regulation of governmental authority, act of God, casualty, or act of public enemy) (each a “Force Majeure”), from complying with any express or implied covenant of this Lease or from producing and mining Material from the Leased Premises or from conducting Processing Operations (exclusive of Lessee’s monetary obligations to Lessor), then, upon written notice by Lessee to Lessor, Lessee’s obligation to comply with such covenant shall be suspended while Lessee is so prevented; and the term of this Lease shall be extended while and so long as Lessee is so prevented from producing and mining Material from the Leased Premises and conducting rehabilitation operations thereon.

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19) DAMAGE PAYMENTS FOR PERSONAL PROPERTY, IMPROVEMENTS, LIVESTOCK AND CROPS: Lessee shall pay reasonable damages to the owner of any personal property, improvements, livestock and crops that is caused by an intentional or grossly negligent act of Lessee or Lessee’s successors, assigns, employees, agents, contractors, subcontractors or affiliates. Should Lessee’s mining operations be determined to require mining within one hundred feet (100’) of existing water wells, oil or gas wells, residences, barns, or other permanent improvements to Lessor’s property and substantially interfere with Lessor’s enjoyment of the Leased Premises, Lessee shall pay Lessor the fair market value of said improvement to be determined by mutual agreement of Lessee and Lessor. If an agreement cannot be reached as to the fair market value of the improvement, then the parties shall select an appraiser to determine the fair market value. If the parties cannot agree on an appraiser, each party shall name an appraiser and such appraisers shall select an appraiser to determine the fair market value. Lessee shall not drill, erect any buildings or conduct any mining operations within three hundred feet (300’) of any producing oil or gas well existing as of the date of this Lease or that is thereafter drilled on the Leased Premises with the consent of the Lessee or pursuant to mineral rights in the Leased Premises retained by a predecessor in interest to Lessor, unless prior written approval is given by the oil/gas operator. Lessor will be notified in writing of the requested approval of the oil/gas operator. Lessor shall, at the same time, be copied on all communication between Lessee and said oil/gas operator.

20) PROPERTY TAXES: Lessee agrees to pay its proportionate share of all severance taxes, if any, due on the sale/actual production of Materials mined from the Leased Premises. Lessee shall pay all ad valorem taxes assessed against the Lessee’s interest in (i) the Leased Premises based upon Lessee’s net revenue interest in the Leased Premises and (ii) pay all ad valorem taxes assessed against Lessee’s mining equipment and facilities located on the Leased Premises. Lessor shall pay all ad valorem taxes assessed against Lessor’s interest in the Leased Premises based upon Lessor’s net revenue interest in the Leased Premises and Lessor’s royalty shall bear its proportionate part of all severance or other taxes, if any, based upon sale/actual production of Materials. Upon written request therefore, Lessee shall furnish Lessor annually a copy of all reports that the Lessee furnishes to the State of Texas in connection with the payment of severance taxes on Materials sold from the Leased Premises. Lessee agrees to reimburse Lessor the full amount of any rollback taxes which may become due by reason of the change of classification of the Leased Premises for tax purposes which are the result of Lessee’s mining operations.

21) REMOVAL OF EQUIPMENT AND FIXTURES: Lessee shall have the right to remove all equipment, machinery, tools, supplies and installations as well as any undelivered Material mined from the Leased Premises, (subject to all royalties being paid) during the life of this Lease, and for a period of six (6) months thereafter or some other longer time if a written extension agreement is reached between all parties to this Lease extending the removal time period. The failure to timely remove such property will render it abandoned and the property of Lessor.

22) FILING REQUIREMENTS: Lessor and Lessee agree to execute a Memorandum of Lease (as provided in Exhibit “D”) contemporaneously with the execution of this Lease. Lessee shall immediately record the Memorandum of Lease in the county in which the Leased Premises are located. After such recordation, Lessee shall obtain a certified copy of the recorded Memorandum of Lease from the County Clerk and provide it to Lessor within thirty (30) days of the date of return. Within a reasonable time after the termination of this Lease, Lessee shall record a notice of termination of lease in the county in which the Leased Premises are located.

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23) PAYMENTS, NOTICES AND OTHER REQUIRED DOCUMENTS: Unless otherwise expressly provided for herein, all payments provided for in this Lease shall be delivered to Lessor at the address listed below. All notices, consents and other documents required hereunder shall be delivered to the parties at their respective addresses as follows and shall be deemed received only upon actual receipt:

Lessor:	LoneStar Prop 50, LLC
Attn: Mr. Stetson Massey, Jr. and Mr. Steven Massey, Managers
1500 N.W. Loop 567
Granbury, Texas 76048

Facsimile: ###-###-####

Tax ID#: ##-#######

Lessee:	Vista Sand
Attn.: Mr. Gary B. Humphreys
3549 Monroe Highway
Granbury, Texas 76049

Tax ID #:##-#######

With a copy to:

James Lanter
James Lanter, P.C. 560 N. Walnut Creek Suite 120 Mansfield, TX 76063

or addressed to any of the above parties at such other addresses as such party shall hereafter furnish to the other party in writing. Any notice of change of address shall not be binding on a Party until the expiration of (30) days after the receipt of such notification by that party. Such notification must be in writing, delivered or mailed by registered or certified mail.

24) LEASE SECURITY: Lessee shall take the degree of care and all proper safeguards a reasonably prudent operator would take to protect the Leased Premises and to prevent theft of all Materials produced from the Leased Premises. This includes, but is not limited to, the installation of all necessary equipment, seals, locks, or other appropriate protective devices at all access points to the Lessee’s production, gathering and storage systems where theft of said materials and/or minerals can occur. Unless Lessee takes reasonable precautions to prevent theft from occurring, Lessee shall be liable for the loss of any of said Materials resulting from theft and shall pay the Lessor royalties on all said Material thereon as provided in this Lease calculated to be lost by reason of theft.

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25) INDEMNIFICATION: LESSEE SHALL DEFEND, INDEMNIFY, PROTECT AND HOLD HARMLESS LESSOR AND LESSOR’S SUCCESSORS, ASSIGNS, TRANSFEREES, EMPLOYEES, AGENTS, LESSEES, CONTRACTORS, SUBCONTRACTORS, AS WELL AS TRUSTEES, BENEFICIARIES, RELATIVES, MEMBERS, MANAGERS, PARTNERS, OFFICERS, DIRECTORS AND RELATED OR AFFILIATED ENTITIES (THE “INDEMNIFIED PARTIES”) FROM ANY AND ALL LIENS, CLAIMS, DEMANDS, COSTS (INCLUDING BUT NOT LIMITED TO ATTORNEYS’ FEES, ACCOUNTANT’S FEES, ENGINEER’S FEES, CONSULTANT’S FEES AND EXPERT’S FEES), EXPENSES, DAMAGES, LOSSES AND CAUSES OF ACTION FOR DAMAGES (COLLECTIVELY, “LOSSES”) BECAUSE OF INJURY TO PERSONS (INCLUDING DEATH) AND INJURY OR DAMAGE TO OR LOSS OF ANY PROPERTY OR IMPROVEMENTS ARISING FROM OR CAUSED BY THE ACTS AND/OR OMISSIONS OF LESSEE OR FROM ANY DEFECT, IMPERFECTION, OPERATION, MAINTENANCE, OR CONSTRUCTION OF ANY EQUIPMENT, PLANT OR IMPROVEMENT USED IN LESSEE’S SAND MINING OPERATION, EXCEPT TO THE EXTENT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR OR OTHER INDEMNIFIED PARTIES.

LESSEE SHALL ALSO INDEMNIFY, DEFEND AND HOLD HARMLESS LESSOR, LESSOR’S SUCCESSORS, ASSIGNS, TRANSFEREES, EMPLOYEES, AGENTS, LESSEES, CONTRACTORS, SUBCONTRACTORS, AS WELL AS TRUSTEES, BENEFICIARIES, RELATIVES, MEMBERS, MANAGERS, PARTNERS, OFFICERS, DIRECTORS AND RELATED OR AFFILIATED ENTITIES FROM AND AGAINST ANY LOSSES ARISING FROM THE IMPOSITION OR RECORDING OF A LIEN BY THROUGH, OR UNDER LESSEE FROM AND/OR IN CONNECTION WITH OR RESULTING FROM LESSEE’S OPERATIONS ON LESSOR’S LANDS OR THE LEASED PREMISES, THE INCURRING OF COSTS OF REQUIRED REPAIRS, CLEAN UP, OR DETOXIFICATION AND REMOVAL UNDER ANY HAZARDOUS MATERIAL LAW WHICH MAY RESULT FROM LESSEE’S ACTS OR OMISSIONS ON LESSOR’S LANDS. LESSEE IS NEITHER AN AGENT NOR AN EMPLOYEE OF LESSOR, AND LESSOR SHALL HAVE NO RESPONSIBILITY TO INSPECT OR OVERSEE LESSEE’S OPERATIONS NOR TO INDEMNIFY OR CORRECT ANY POTENTIALLY HARMFUL, DANGEROUS OR DAMAGING CONDITIONS. IN THE EVENT THAT LESSEE’S OPERATIONS RESULT IN A VIOLATION OF ANY RULES AND REGULATIONS OF THE TEXAS COMMISSION ON ENVIRONMENTAL QUALITY OR ANY STATE OR FEDERAL REGULATORY AUTHORITY, LESSEE AGREES TO SATISFY THE REQUIREMENTS OF SUCH AGENCY AND PROVIDE LESSOR WITH A CERTIFICATE, IF ANY, FROM SUCH AGENCY REFLECTING THAT LESSEE HAS SATISFIED THE REQUIREMENTS OF SUCH AGENCY OR A LETTER EVIDENCING THAT NO FURTHER ACTION IS REQUIRED.

SPECIFICALLY EXCLUDED FROM THE FOREGOING INDEMNITIES IS ANY CLAIM FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR ANY CLAIM FOR THE DISCOVERY OF ADVERSE ENVIRONMENTAL CONDITIONS NOT CAUSED BY LESSEE.

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IN ACCESSING THE LEASED PREMISES PURSUANT TO THIS LEASE, LESSOR AND ITS AGENTS, MEMBERS AND MANAGERS (THE “LESSOR PARTIES”) AGREE TO (A) COMPLY WITH ALL SAFETY RULES AND REQUIREMENTS OF LESSEE INCLUDING THOSE SAFETY RULES AND REGULATIONS OF MSHA THAT ARE APPLICABLE TO THE LESSOR PARTIES’ PHYSICAL PRESENCE ON THE LEASED PREMISES, (B) WAIVE AND RELEASE ALL CLAIMS AGAINST LESSEE ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH, AND (C) INDEMNIFY, DEFEND AND HOLD HARMLESS LESSEE FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES (INCLUDING WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS’ FEES), ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH MATTERS. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

26) WARRANTY: Lessor hereby warrants and agrees to defend the title to the Leased Premises by, through and under Lessor but not otherwise. Lessee, its successors and assigns, shall have the right at any time to redeem for Lessor by payment of any mortgage, taxes or other liens on the premises in the event of default of payments when due by Lessor and be subrogated to the rights of the holders of such liens.

27) INSURANCE:

(a) Lessor. In connection with exercising any rights of access to the Leased Premises, Lessor represents to Lessee that it will have in force and effect comprehensive liability and property damage, automobile and workmen’s compensation insurance, which insurance has limits of not less than $1,000,000 for property damage and personal injury, $1,000,000 for automobile liability, and workmen’s compensation coverage as required by law.

(b) Lessee. Lessee agrees, at its own cost and expense, to procure and maintain with reputable insurers with AM Best Company’s rating of not less than “A-:VII” policies of insurance written on an occurrence basis or on claims made basis (in which event insurance shall be maintained during the term of this Lease). Upon execution of the Lease and prior to commencing operations Lessee shall furnish Lessor with a certificate of insurance evidencing the coverage required herein or Lessee may choose to self-insure risks pursuant to a bona fide self-insurance program and provide evidence of the same to Lessor that is satisfactory to Lessor. Lessee shall name Lessor as an additional insured, to the extent of the risks and obligations assumed by Lessee in this Lease, on each such policy. Lessee and Lessee’s insurance carrier shall notify Lessor prior to cancellation of any policy of insurance required to be maintained hereunder. The policies shall be with limits not less than those indicated for the respective items below as follows:

Silica Sand Lease and Mining Agreement	Page 16

(i) Statutory Workers’ Compensation and Occupational Disease Insurance, including Employer’s Liability Insurance complying with laws of each jurisdiction in which any work is to be performed or elsewhere as may be required. Employer’s Liability Insurance shall be provided with a limit not less than $2,000,000.00 each occurrence;

(ii) Commercial Liability Insurance, including but not limited to all Premises and Operations, Contractual Liability, Products-Completed Operations Liability, Fire Legal Liability, Explosion, Collapse and Underground Damage Liability, Broad Form Property Damage Liability, and if applicable, Watercraft and Aircraft Liability, as well as coverage on all Lessee’s mobile equipment (other than motor vehicles licensed for highway use) owned, hired or used in the performance of the Lease with limits not less than $5,000,000.00 Bodily Injury, Personal Injury & Property Damage combined each occurrence and aggregate; and

(iii) Commercial Automobile Liability Insurance, including Contractual Liability, covering all Lessee’s motor vehicles, owned, hired, and non-owned, licensed for highway use and employed in the performance of this Lease, with limits not less than $5,000,000 Bodily Injury, Personal Injury & Property Damage combined each occurrence and aggregate.

28) CONFIDENTIALITY: During the term of this Lease, each party may disclose to the other certain proprietary, confidential or other non-public information (collectively, the “Information”). Except as herein set forth, no party shall (a) reveal or make known to any person, firm, corporation or entity, other than its own management, board of directors, and their respective advisors, including its attorneys, accountants and investment bankers, or (b) utilize in its own business, or (c) make any other usage of, any Information disclosed to it by the other. Notwithstanding the foregoing, (i) each party may disclose any Information received from the other party to any governmental or regulatory authority in connection with obtaining any permit or approval necessary for the operations contemplated by this Lease, and (ii) if required, Vista may disclose any Information received to its lenders and/or investors. A party’s obligations with respect to any item of Information disclosed to it shall terminate if that item of Information becomes disclosed in published literature or otherwise becomes generally available to the public unless such availability to the public shall have resulted, directly or indirectly, from any act, omission, or fault of such party with respect to that item of Information. Further, this provision shall not apply to any item of Information which at the time of disclosure was already generally available to the public or which at the time of disclosure was already in the possession of the party intending to utilize the item of Information and was not acquired by such party, directly or indirectly, from the disclosing party as protected information under a confidentiality agreement. All parties agree that the Information any party has received or may receive from any other party has been and will be used by the receiving party solely for the purpose of enforcing rights and liabilities created by this Lease. Lessor and Lessee shall keep the terms of this Lease, and Lessor shall keep all records and other documents examined by Lessor pursuant to Section 10, above, confidential and shall not disclose any of its terms to any third party without written consent of the other party unless such disclosure is required by applicable law, except that Lessee may disclose the terms of the Lease to persons with an ownership interest in a business entity that is assigned or sold an interest pursuant to Section 16 of this Lease, without written consent.

29) APPLICABLE LAW: This Lease shall be governed, construed and interpreted in accordance with the laws of the State of Texas. Exclusive venue for any court action or litigation in connection therewith shall lie in the state courts of Hood County, Texas. In the event any action is brought to interpret or enforce this document, then the prevailing party in such action shall be entitled to recover from the other party reasonable attorney’s fees and court costs incurred in such action.

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30) IMPLIED COVENANTS: Neither payment of bonuses, rental royalties or compliance with any other covenant or condition of this Lease shall relieve Lessee from any other obligation expressed in this Lease or implied by the law unless this Lease expressly so relieves the Lessee.

31) REMEDIES: The remedies provided for in this Lease are not exclusive and in no way shall limit any other lawful claim or remedy available to the Lessor under law.

32) SEVERABILITY: If any section of this Lease or its application to any person or circumstance shall be held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect any other sections of this Lease, or any application thereof, that can be given effect without the invalid section or application. The section and other headings contained in this Lease are for reference purposes only and shall not affect the meaning or interpretation of this Lease.

33) GENDER AND NUMBERS: All references in this Lease to the masculine, feminine or neuter genders shall, where appropriate, be deemed to include all other genders. All plurals used in this Lease shall, where appropriate, be deemed to be singular, and vice versa.

34) SUCCESSORS: This Lease shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, assigns or sub-lessees of the respective parties.

35) WAIVERS: No waiver of any breach of any covenant herein shall be construed to be a continuing waiver of the covenant itself, or any subsequent breach thereof

36) LESSEE WAIVER OF CLAIMS BASED ON CONDITION OF LAND: Lessee shall not attempt to hold Lessor liable in damages or otherwise on account of any condition Lessee encounters on or under the Leased Premises. LESSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF QUANTITY, QUALITY, MINEABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, CONCERNING THE LEASED PREMISES OR THE SAND THEREIN; AND LESSEE TAKES THE SAME “AS IS”.

LESSEE ACKNOWLEDGES THAT LESSOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, AGREEMENTS, OR GUARANTEES OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, RELATING TO, CONCERNING OR WITH RESPECT TO (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE LEASED PREMISES, (II) THE COMPLIANCE OF OR BY THE LEASED PREMISES WITH ANY LAWS, RULES, REGULATIONS, STATUES OR ORDINANCES OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (III) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE LEASED PREMISES, OR (IV) ANY OTHER MATTER WITH RESPECT TO THE LEASED PREMISES. LESSEE ACKNOWLEDGES THAT LESSOR HAS NOT MADE, DOES NOT

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MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES REGARDING COMPLIANCE OF THE PROPERTY WITH ANY ENVIRONMENTAL PROTECTION OR LAND USE LAWS, RULES OR REGULATIONS, ORDER OR REQUIREMENTS, INCLUDING WITHOUT LIMITATION, THOSE PERTAINING TO HAZARDOUS CHEMICALS, HAZARDOUS WASTES, HAZARDOUS HYDROCARBONS, SIMILARLY HARMFUL ORGANIC OR MINERAL SUBSTANCES, HAZARDOUS RADIATION SOURCES, OTHER SIMILARLY HARMFUL SUBSTANCES, AND TO SOLID WASTE AS DEFINED BY U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PARTY 261, OR THE DISPOSAL OR EXISTENCE IN OR ON THE LEASED PREMISES, OF ANY HAZARDOUS SUBSTANCES AND DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATIONS AND LIABILITY ACT OF 1980, AS AMENDED, AND THE REGULATIONS PROMULGATED THEREUNDER, LESSEE REPRESENTS TO LESSOR THAT LESSEE WILL INSPECT THE LEASED PREMISES AND LESSEE SHALL RELY SOLELY UPON ITS OWN INVESTIGATIONS AND/OR REPORTS GENERATED FROM THIRD PARTY SOURCES. LESSOR SHALL NOT BE LIABLE OR BOUND IN ANY MANNER OR ANY VERBAL OR WRITTEN STATEMENTS OR INFORMATION PERTAINING TO THE LEASED PREMISES OR THE OPERATION THEREOF FURNISHED BY LESSOR OR ANY PARTY PURPORTING TO ACT ON BEHALF OF LESSOR. LESSOR MAKES NO REPRESENTATIONS, WHATSOEVER CONCERNING THE ACCURACY OR COMPLETENESS OF ANY SUCH STATEMENTS OR INFORMATION.

37) FIRES: Lessee shall use reasonable care and precaution to prevent the occurrence of fires on the surface overlying the Leased Premises and shall use its reasonable best efforts to cause the prompt extinguishment of any such fires, and shall cooperate with Lessor and its agents in extinguishing such fires on adjacent lands that may be liable to spread to or over the surface overlying the Leased Premises. Lessee shall be responsible for all damage caused by fire to timber or forest growth or in any other respect on the surface overlying the Leased Premises or adjoining lands that may be due to negligence of Lessee or of its employees and subcontractors.

38) UNRELATED ACTIVITIES: Lessee shall have no rights, other than those specifically conveyed under this Lease, to use of, or resources of, the Leased Premises or other property of Lessor including, but not limited to, hunting, fishing, camping or other recreational activity or the prospecting and/or collection of artifacts and other valuables (arrowheads, pottery, fossils, monies [old & new]) from the Leased Premises.

39) BROKER: Lessor and Lessee agree that there is no broker, finder or intermediary with whom they have dealt in connection with this transaction, and agree to indemnify each other against all claims for fees, commission or other compensation claimed to be due to any broker, finder or intermediary with whom the indemnifying party may have dealt in connection with this Lease.

40) RIGHT OF FIRST REFUSAL: If the Lessor receives a bona fide purchase offer for the Leased Premises at a price and upon terms acceptable to the Lessor, so long as Lessee is not in default under the terms of this Lease, Lessee shall have the right of first refusal of all such offers. Lessor shall notify Lessee within ten (10) days of receipt of any such offer by sending a true copy of the offer to Lessee as provided herein, and Lessee shall have thirty (30) days from receipt of such notice to formally advise Lessor of Lessee’s intention to accept or reject the offer.

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41) COUNTERPART EXECUTION: This Lease may be executed in multiple counterparts, no one of which need be executed by all the parties hereto. Each party hereby authorizes the removal of the signature pages and reassembly of the same into a single document.

42) ENTIRE AGREEMENT: This Lease comprises the entire agreement between the parties hereto with respect to the subject matter hereof and may only be changed or modified by an agreement in writing executed by all parties.

43) MEDIATION:

(a) Direct Negotiation. The Parties agree that before filing any lawsuit they will attempt to resolve any dispute, claim, or controversy that relates to or arises from this Lease through direct negotiation.

(b) Mediation. In the event that direct negotiation does not result in a resolution of any dispute, claim or controversy between them, the Parties agree that prior to filing any lawsuit they shall submit the dispute to mediation, as described in § 154.023 of the Texas Civil Practice and Remedies Code, to be conducted by a mediator mutually agreed upon by them.

IN WITNESS WHEREOF, this Lease is executed as of the date first above written.

The remainder of this page is intentionally blank. Signature pages follow.

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LESSOR:

Lonestar Prop 50, LLC

By:	/s/ Stetson Massey Jr.
Its:	Manager

LESSEE:

Lonestar Prospects, Ltd. d/b/a Vista Sand

By and through its General Partner:

Lonestar Prospects Management, L.L.C.

By:	/s/ Gary B. Humphreys
Its:	Manager

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EXHIBIT B

Silica Sand Lease and Mining Agreement	Page 22

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Agreement”), dated as of February 25, 2015 (the “Effective Date) is entered into by and between Lonestar Prop 50, LLC, a Texas limited liability company, LoneStar Proppants, LLC, a Texas limited liability company (together with LoneStar Prop 50, LLC, “LoneStar Proppants”), and John Goodlett (“John Goodlett”). Each of LoneStar Proppants and John Goodlett may be referred to herein as a “Party”, and collectively as the “Parties”.

WHEREAS, LONESTAR PROPPANTS desires to pay to JOHN GOODLETT a royalty for sand extracted from certain real property located in Hood County, Texas;

WHEREAS, the Parties desire to make certain representations, covenants and other agreements in connection with the transactions contemplated hereby;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Article I. Definitions and Interpretation

A. Definitions. The following definitions shall for all purposes, unless otherwise clearly indicated herein, apply to the terms used in this Agreement.

“Acquired Property” means those certain premises described on Exhibit A attached hereto and incorporated herein for all purposes by reference.

“Agreement” has the meaning set forth in the preamble hereto.

“John Goodlett” has the meaning set forth in the preamble hereto.

“Due Date” has the meaning set forth in Section MC of this Agreement.

“Effective Date” has the meaning set forth in the preamble hereto.

“LoneStar Proppants” has the meaning set forth in the preamble hereto.

“Royalty” has the meaning set forth in Section II.A of this Agreement.

“Royalty Records” has the meaning set forth in Section II.C of this Agreement.

B. Interpretation. Unless expressly provided elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(i) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(ii) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

1

(iii) A reference to any party to this Agreement includes the party’s permitted successors and assigns.

(iv) A reference to a writing includes a facsimile or entail transmission of it and any means of reproducing of its words in a tangible and permanently visible form.

(v) The Exhibits attached to this Agreement are incorporated herein by reference and made a part of this Agreement.

(vi) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(vii) The word “or” will have the inclusive meaning represented by the phrase “and/or”.

(viii) “Shall” and “will” have equal force and effect.

(ix) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

(x) All- references to “day” or “days” shall mean calendar days unless specified as a “business day.”

(xi) Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next business day following if the last day of the time period is not a business day.

Article H. Royalty Payment

A. Royalty. During the term of this Agreement, LoneStar Proppants agrees to pay John Goodlett a royalty (the “Royalty”) equal to the sum of $1.25 for each ton of sand extracted from the Acquired Property and processed, sold and delivered by LoneStar Proppants, including its affiliates, subsidiaries, successors and assigns, for which LoneStar Proppants has received payment for such sand, The Royalty paid to John Goodlett hereunder shall not be reduced for any taxes, expenses and other burdens. The Royalty is deemed an interest in real property.

B. Arms Length Transaction, If sand is (i) extracted from the Acquired Property and processed by LoneStar Proppants, including its affiliates, successors and assigns, and (ii) used by LoneStar Proppants, including its affiliates, successors and assigns, without any payment for such sand, then it shall be deemed for purposes of this Agreement that such entity purchased the amount of sand used by such entity for which no payment was made and a Royalty equal to the sum of $1.25 for each ton of sand used by such entity shall be paid to John Goodlett pursuant to the Willis of this Agreement.

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C. Time of Payment and Payment Disputes. The Royalty payable under this Agreement with respect to a particular month shall be due and payable, without interest thereon, within 30 days after the end of each month (the “Due Date”) based on the tonnage of sand extracted and processed or used according to Sections II.A and II.B above during the preceding calendar month. Each Royalty payment shall be accompanied by an unaudited royalty report showing in reasonable detail the tonnages of sand extracted from the Acquired Property during the applicable month and sold (or used, if applicable) by LoneStar Proppants for which the Royalty payment pertains. LoneStar Proppants will furnish to John Goodlett its annual audited accounting records relating to the Royalty (the “Royalty Records”), prepared by a recognized public accounting firm, promptly after LoneStar Proppants has received such records, which shall in no event be later than April 30 of each calendar year. If there is any difference between (i) the aggregate amount of the Royalty that was paid to John Goodlett during the prior year and (ii) the aggregate amount of the Royalty that should have been paid to John Goodlett during the prior year as calculated in accordance with the Royalty Records, such difference will be reconciled on the next Due Date.

D. Delays in Mining Operations. LoneStar Proppants will use its best efforts to commence actual mining and extraction of sand from the Acquired Property within eighteen (18) months from the Effective Date (the “Target Commencement Date”). If such sand mining and extraction operations are not commenced on the Acquired Property by the Target Commencement Date, LoneStar Proppants will pay to John Goodlett on the Due Date the sum of $15,000 for each month after the Target Commencement Date until the month in which such sand mining and extraction operations are commenced on the Acquired Property. For each separate consecutive six (6) month period after the Target Commencement Date during which sand mining and extraction operations are not commenced on the Acquired Property, the payments made under this Section II.D for such 6-month period are not recoupable out of any subsequent Royalty payments. For example, if sand mining and extraction operations are not commenced within eighteen (18) months after the Effective Date but are commenced on the twenty-ninth (29th) month after the Effective Date, then (i) the payments made under this Section II.D for the 6-month period after the Target Commencement Date are not recoupable out of subsequent Royalty payments and (ii) the payments made under this Section II.D for the period between the twenty-fourth 24th month after the Effective Date and the twenty-eighth (28th) month after the Effective Date are recoupable out of subsequent Royalty payments, the Parties’ interest being that the 6-month period for which payments made under this Section II.D are not recouped out of subsequent Royalty payments is to be re-set for every consecutive 6-month period after the Target Commencement Date until sand mining and extraction operations are commenced on the Acquired Property.

E. Priority in Operations. LoneStar Proppants agrees to mine and extract all recoverable reserves of sand (being sand that can be mined at a commercially reasonable cost to the point of sale) located on the Acquired Property before LoneStar Proppants mines and extracts any sand located on other properties that are adjacent to the Acquired Property or are located within one (1) mile from the exterior boundaries of the Acquired Property.

F. Measurement. Measurement of tons of sand extracted, sold or used shall be made by LoneStar Proppants’ duly qualified agents or employees. Upon not less than 72 hours prior notice, John Goodlett, or his agents, may come onto the Acquired Property at any time for

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purposes of inspecting LoneStar Proppants’ sale, loading, shipping, use and customer payments. Where sand that is extracted from the Acquired Property is commingled with sand mined and removed from lands other than the Acquired Property, LoneStar Proppants shalt keep an accurate record of the tons of sand extracted from the Acquired Property contained in each shipment.

In accessing the Acquired Property in accordance with this Article II.F, (a) John Goodlett and his agents agree to comply with all safety rules and requirements of LoneStar Proppants, including those safety rules and regulations of MSHA that are applicable to John Goodlett’s and his agent’s physical presence on the Acquired Property, (b) John Goodlett waives and releases all claims against LoneStar Proppants arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its agents in connection therewith and (c) John Goodlett shall indemnify, defend and hold harmless LoneStar Proppants from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. In connection with exercising its rights of access to the Acquired Property, John Goodlett represents to LoneStar Proppants that it will have in force and effect comprehensive liability and property damage, automobile and workmen’s compensation insurance with respect to John Goodlett and its agents, which insurance has limits of not less than $1,000,000 for property damage, $1,000,000 for automobile liability, and workmen’s compensation coverage as required by applicable laws.

G. Records. LoneStar Proppants shall keep an accurate record of all sand mined, removed, shipped and sold from the Acquired Property. LoneStar Proppants shall maintain a record of all trucks transporting sand extracted from the Acquired Property, which record shall show information such as the date, truck number or other identification, trucking company, number of loads hauled on the date, size of each load, and point of delivery. The described records shall be maintained by LoneStar Proppants for a period of two (2) years from the date on which the sand is mined, removed, shipped or sold from the Acquired Propetly, John Goodlett shall have the right to audit, exercisable not more than once during any 12-month period, the accounts and records of LoneStar Proppants, its affiliates, successors and assigns, relating to the calculation of the Royalty payable hereunder and LoneStar Proppants’ shipments of sand mined from the Acquired Property with respect to the sand mining operations conducted on the Acquired Property during the previous 24-month period from the date of the requested audit. Such right shall be exercised by John Goodlett by giving LoneStar Proppants not less than five (5) business days prior notice and such audit shall be conducted only during normal business hours. If the audit reveals an underpayment of Royalty due hereunder, LoneStar Proppants shall be responsible, and promptly reimburse John Goodlett in respect of all expenditures by John Goodlett for all of the costs of the audit if the amount of the under payment of Royalty exceeds $15,000.

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H. Termination of Agreement. If John Goodlett, at any time within three years of the Effective Date, purchases or leases for the extraction of sand any property that is contiguous to any of the Acquired Property or is located within one (1) mile from the exterior boundaries of the Acquired Property, then LoneStar Proppants shall no longer be obligated to pay any Royalty to John Goodlett pursuant to Section II.A of this Agreement and this Agreement shall automatically be terminated and of no further force and effect. The foregoing provisions do not apply to the seven-acre tract located adjacent to the Acquired Property that John Goodlett will sell to LoneStar Proppants on (or about) the Effective Date or John Goodlett’s temporary residential lease of the Acquired Property from LoneStar Proppants.

I. Annual State Certification. Upon request by John Goodlett, LoneStar Proppants shall provide evidence to John Goodlett that LoneStar Proppants is in compliance with the applicable annual state certification of any weight scales that are used to weigh sand for which a Royalty shall be paid under Section ILA of this Agreement.

J. Interest. Any Royalty payment that is not made within 10 days of the Due Date shall accrue interest at the rate of 10% per month, beginning on the date such payment becomes past due, and continuing thereafter until paid in full.

Article III. Miscellaneous

A. Representations and Warranties. Each Party hereby represents and warrants that it has due authority to enter into this Agreement and that this Agreement and the terms and provisions provided for herein do not and will not violate any agreements by which such Party may be bound.

B. No Rights in Plant Operation or Business. This Agreement provides John Goodlett only the right to payment of monies for the Royalty as expressly provided for herein. Nothing in this Agreement shall be construed as providing John Goodlett any rights or authority in connection with the operation or management of LoneStar Proppants’ business or the extraction or sale of the sand on the Acquired Property.

C. Assignment. Each Party may assign this Agreement to any other individual or entity with prior written notice to the other Party; provided, however, that John Goodlett may not assign any of its rights, duties and obligations under this Agreement to any entity or person that is directly or indirectly in competition with LoneStar Proppants or any of LoneStar Proppants’ affiliates without the prior written consent of LoneStar Proppants.

D. Entire Agreement Modification. This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, and contracts, whether oral or written, prior to the date hereof. No modification or amendment of any provision of this Agreement shall be effective unless mode in a written instrument, duly executed by the Party to be bound thereby.

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E. Severability. In the event that any provision of this Agreement violates any applicable law or is held unenforceable by a court of competent jurisdiction, such provision shall be invalid to the extent of such violation without affecting the validity or enforceability of any other provision hereof.

F. Successors: Third Party Rights. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, including all subsequent owners of the Acquired Property. Nothing herein is intended to or shall create any rights in any person other than the Parties and their respective successors and permitted assigns.

G. Waiver. No waiver of any provision of this Agreement shall be effective unless in writing. The waiver by any Party of a breach of this Agreement shall not operate or be construed as a waiver of any preceding or subsequent breach.

H. Captions. The captions of the various sections of this Agreement have been inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

I. Notices. All notices, requests, demands, and other communications pursuant to this Agreement must be in writing, will be deemed to have been effectively given on the date of actual receipt by the recipient party (arrival at the address or facsimile number indicated below being deemed to constitute receipt by the recipient party), and shall be: (i) delivered personally; (ii) mailed by registered or certified mail, postage prepaid; (iii) by facsimile, or (iv) delivered by a recognized express courier service, as follows:

If to John Goodlett:

Attn: John Goodlett

4200 Temple Hall Highway

Cranbury, Texas 76049

Phone: ###-###-####

Fax:

If to LoneStar Prop 50 and LoneStar Proppants:

Attn: Dennis K Font

912 Riveria Drive

Mansfield, Texas 76063

Phone: ###-###-####

Fax:

and

Attn: Stetson Massey, Jr,

1500 N.E. Loop 567

Cranbury, Texas 76048

Any Party may change the address to which notices and other communications are to be directed to it by giving notice of such change to the other Party in the manner provided in this Section.

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J. Choice of Law. The substantive laws of the State of Texas (without reference to conflict of laws principles) shall govern the interpretation and enforcement of this Agreement.

K. Counterparts and Facsimiles. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original, and all of which together will be one and the same document. Delivery of this Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

L. Non-Disclosure of Agreement. Except as may be required by law or regulation, John Goodlett shall not disclose any of the terms of this Agreement without the prior written consent of LoneStar Proppants.

M. Memorandum of Agreement. Contemporaneously with the execution of this Agreement, the Parties shall execute a memorandum giving notice of this Agreement, which memorandum will be recorded in the land records of Hood County, Texas. Subject to the above consent provision, the Parties agree to execute all documents necessary to record the memorandum of this Agreement.

N. Affiliates. “Affiliate” as to any Party, shall mean any other party or person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Party. For purposes of this definition, control of a party or person means the power, directly or indirectly, either to (a) vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such party or person or (b) direct or cause the direction of the management and policies of such party or person, whether by contract or otherwise.

O. Relationship. It is not the intention of the Parties to create a partnership, joint venture, mining partnership or association; and neither this Agreement nor the operations hereunder shall be construed as creating such a relationship. The liability of the Parties shall be several and separate, and not joint or collective, and each Party shall be responsible only for its obligations. Nothing contained herein shall be construed to constitute any Party to be the partner or agent of the other Party. All fiduciary duties are hereby expressly disclaimed, waived and released by the Parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

/s/ John Goodlett
John Goodlett:

LoneStar Prop 50 LLC,

By:	/s/ Stetson Massey, Jr.
Name:	Stetson Massey, Jr.
Title:	Manager and President

By:	/s/ Steven Lee Massey
Name:	Steven Lee Massey
Title:	Manager and Vice President

LoneStar Proppants, LLC,

By:	/s/ Dennis K. Font
Name:	Dennis K. Font
Title:	Chief Executive Officer and President

By:	/s/ Stetson Massey, Jr.
Name:	Stetson Massey, Jr.,
Title:	Vice President

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AMENDMENT TO ROYALTY AGREEMENT

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS THAT:
COUNTY OF HOOD	§

WHEREAS, JOHN GOODLETT (hereafter referred to as “Goodlett”) and LONESTAR PROP 50, LLC, a Texas limited liability company, and LONESTAR PROPPANTS, LLC, a Texas limited liability company (hereafter collectively referred to as “LoneStar”) have executed and are parties to that certain Royalty Agreement dated February 25, 2015 (hereinafter called the “Agreement”), under the terms of which LoneStar has agreed to pay to Goodlett a certain royalty amount for each ton of sand extracted, processed, sold and delivered by LoneStar from certain lands located in Hood County, Texas, as more particularly described in the Agreement, a Memorandum of the Agreement being recorded at Document No. 2015-0001964, Official Public Records, Hood County, Texas; and

WHEREAS, Goodlett and LoneStar desire to amend the Agreement to include additional lands and properties to be covered thereby.

NOW, THEREFORE, for an in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Goodlett and LoneStar agree that the Agreement is amended to include and cover, in addition to the Acquired Lands (as that term is defined in the Agreement), those lands more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Additional Properties”). By virtue of this Amendment, the Additional Properties are deemed to be part of the Acquired Property, as that term is defined and used in the Agreement.

Except as amended hereby, the Agreement shall remain in full force and effect according to its original terms and Goodlett and LoneStar acknowledge the Agreement, as amended hereby, to be valid, subsisting and in full force and effect.

IN WITNESS WHEREOF, this Amendment to Royalty Agreement is executed on March 16, 2015.

By:	/s/ John Goodlett
Name:	JOHN GOODLETT

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LONESTAR PROP 50, LLC a Texas limited liability company

By:	/s/ Stetson Massey, Jr.
Name:	Stetson Massey, Jr., Manager and President

By:	/s/ Steven Lee Massey
Name:	Steven Lee Massey, Manager and Vice President

LONESTAR PROPPANTS, LLC, a Texas limited liability company

By:	/s/ Dennis K. Font
Name:	Dennis K. Font, Chief Executive Officer and President

By:	/s/ Stetson Massey, Jr.
Name:	Stetson Massey, Jr., Vice President_____

STATE OF TEXAS	§
§
COUNTY OF HOOD	§

This instrument was acknowledged before me on this 16th day of March, 2015, by John Goodlett.

/s/ Delora Kay Chapman
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

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STATE OF TEXAS	§
§
COUNTY OF HOOD	§

This instrument was acknowledged before me on this 16th day of March, 2015, by Stetson Massey, Jr., as Manager and President of LoneStar Prop 50, LLC, a Texas limited liability company, on behalf of said limited liability company in such capacity.

/s/ Delora Kay Chapman
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

STATE OF TEXAS	§
§
COUNTY OF HOOD	§

This instrument was acknowledged before me on this 16th day of March, 2015, by Steven Lee Massey, as Manager and Vice President of LoneStar Prop 50, LLC, a Texas limited liability company, on behalf of said limited liability company in such capacity.

/s/ Delora Kay Chapman
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

STATE OF TEXAS	§
§
COUNTY OF HOOD	§

This instrument was acknowledged before me on this 16th day of March, 2015, by Dennis K Font, as Chief Executive Officer and President of LoneStar Proppants, LLC, a Texas limited liability company on behalf of said limited liability company in such capacity.

/s/ Delora Kay Chapman
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

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STATE OF TEXAS	§
§
COUNTY OF HOOD	§

This instrument was acknowledged before me on this 16th day of March, 2015, by Stetson Massey, Jr., as Vice President of LoneStar Proppants, LLC, a Texas limited liability company, on behalf of said limited liability company in such capacity.

/s/ Delora Kay Chapman
Notary Public in and for the State of Texas

(PERSONALIZED SEAL)

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AMENDMENT OF ROYALTY AGREEMENT

This Amendment of Royalty Agreement (this “Agreement”) is made and entered into effective this 27th day of August, 2015 (the “Effective Date”), by and between the Lonestar Prop 50, LLC (“Prop 50”), Lonestar Prospects, Ltd. d/b/a Vista Sand (“Vista Sand”), and John Goodlett (“Goodlett”).

WITNESSETH:

WHEREAS, Effective February 25, 2015, Goodlett and Prop 50 entered into that certain Royalty Agreement (the “Royalty Agreement”) attached hereto as Exhibit “A”; and

WHEREAS, Prop 50 desires to enter into a Silica Sand Lease and Mining Agreement (the “Lease”) effective on or about August 27, 2015 with Vista Sand as the Lessee; and

WHEREAS, in conjunction with entering into the Lease, Vista Sand will assume the obligations of Prop 50 under the Royalty Agreement; and

WHEREAS, Section E of the Royalty Agreement entitled “Priority in Operations” contains a provision prohibiting the mining for sand with in one (1) mile of the exterior boundaries of the land that is subject to the Royalty Agreement; and

WHEREAS, as a condition to entering into the Lease, and/or continuing its existence after the Inspection Period (as defined in the Lease), Vista Sand requires that the provisions of Section E of the Royalty Agreement entitled “Priority in Operations” be waived by Goodlett;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

1. The Parties agree to increase the amount set forth in Section D of the Royalty Agreement for delays in mining operations (which is $15,000.00 per month as stated in Section D of the Royalty Agreement) to the sum of $20,000.00 per month.

2. Goodlett waives the prohibition contained in Section E of the Royalty Agreement entitled “Priority in Operations” which prohibits mining for sand by Prop 50 and/or its successors, lessees and assigns, within one (1) mile of the exterior boundaries of the land that is subject to the Royalty Agreement and the sale of such sand, and releases Prop 50 and Vista Sand, as well as their successors, assigns, affiliates from the restrictions imposed by that section of the Royalty Agreement. Section E of the Royalty Agreement is therefore deleted in its entirety.

3. Miscellaneous Provisions.

(a) Notice. Unless otherwise provided herein, any and all notices or other communications provided for herein shall be given in writing addressed to each Party at the addresses set forth below. Such notices or other communications shall be deemed received when personally delivered, or if mailed, three (3) days after such communication has been deposited in

AMENDMENT OF ROYALTY AGREEMENT	Page 1 of 3

the United States mail, postage prepaid, sent registered or certified mail, return receipt requested. The addresses set forth below may only be changed by giving written notice of such change of address by registered or certified mail, return receipt requested, to the other Party hereto, but such change of address shall only be considered received upon actual receipt.

(b) Governing Law and Venue. This Agreement shall be subject to and governed by the laws of the State of Texas, without regard to the conflicts of law principles thereof. This Agreement shall be and is fully performable in Hood County, Texas, the venue for all purposes related hereto and to the subject matter hereof.

(c) Captions. The captions used herein are for administrative and convenience purposes only and shall not be construed or considered in interpreting this Agreement. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural, and conversely. If any portion of this Agreement shall be held invalid or inoperative, then so far as reasonable and possible:

(i) the remainder of this Agreement shall be considered valid and operative; and

(ii) effect shall be given to the intent manifested by the portion of this Agreement held invalid or inoperative.

(d) Amendments. This Agreement may be amended only by an instrument in writing signed by both Parties at the time of such amendment, such instrument being designated on its face as an “Amendment” to this Agreement.

(e) Waiver. The failure of any Party to insist in one or more instances upon the performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition, but the obligations of any Party with respect thereto shall continue in full force and effect.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one instrument.

(g) Ambiguities. The Parties mutually acknowledge that each of them has reviewed this Agreement in its entirety and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or application of this Agreement and/or the interpretation or application of any amendments hereto, if any.

(h) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective heirs, successors, assigns, receivers, trustees, and legal representatives.

AMENDMENT OF ROYALTY AGREEMENT	Page 2 of 3

(i) Merger. This Agreement contains the entire Agreement between the Parties hereto and supersedes any and all prior agreements, whether written or oral, between the Parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

/s/ John Goodlett
John Goodlett

Lonestar Prop 50 LLC

/s/ Steven L. Massey,
By:	Steven L. Massey
Its:	Manager

/s/ Stetson Massey, Jr.
By:	Stetson Massey Jr.
Its:	Manager

Lonestar Prospects, Ltd. d/b/a Vista Sand

By:	Lonestar Prospects Management, L.L.C.,
a Texas limited liability company

/s/ Gary Humphreys
By:	Gary Humphreys
Its:	Manager

AMENDMENT OF ROYALTY AGREEMENT	Page 3 of 3